Exhibit 21.1

CREDENCE SYSTEMS CORPORATION
SUBSIDIARIES OF THE COMPANY

The following are wholly-owned or majority-owned subsidiaries of Credence Systems Corporation as of January 28, 2003:

Credence Europa Limited, a private limited company in the United Kingdom;

Credence International Limited, Inc., a Delaware corporation;

Credence (M), SDN Bhd, a Malaysian corporation (a wholly owned subsidiary of Credence Systems Corporation);

Credence Management Europe AG, a Swiss corporation;

Credence (P), Inc., a Philippines corporation (an indirect subsidiary of Credence Systems Corporation);

Credence Systems Armenia L.L.C., an Armenian limited liability company;

Credence Systems Europe GmbH, a German corporation (a wholly owned subsidiary of Credence Europa Limited);

Credence Systems International, Inc., a Barbados corporation;

Credence Systems KK, a Japanese company;

Credence Systems Korea, a South Korea company (a wholly owned subsidiary of Credence International Limited, Inc.);

Credence Systems (UK) Limited, a private limited company in the United Kingdom (a wholly owned subsidiary of Credence Europa Limited);

Credence-SZ Systems GmbH, a German corporation;

IMS Deutschland GmbH, a German corporation (a wholly owned subsidiary of Credence Management Europe AG);

IMS France SARL, a French company (a wholly owned subsidiary of Credence Management Europe AG);

IMS Japan KK, a Japanese company;

IMS UK Ltd., a private limited company in the United Kingdom;

Innotech-Credence Corporation, a Japanese company (a joint venture with Innotech Corporation, majority owned by the Company);

Opmaxx, Inc.; and

Optonics, Inc., a California corporation.